Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR MARCH
     Dallas, Texas, March 5, 2007 — Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE – SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.23765 per unit, payable on March 29, 2007, to unit holders of record on March 15, 2007.
     This distribution reflects primarily the oil production for December 2006 and the gas production for November 2006. Preliminary production volumes are approximately 22,555 barrels of oil and 399,705 mcf of gas. Preliminary prices are approximately $55.08 per barrel of oil and $6.87 per mcf of gas. The table below compares this month’s production and prices to the previous months:

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(Bbls)	(Mcf)	(per Bbl)	(per Mcf)
Current Month	22,555	399,705	$55.08	$6.87

Prior Month	39,398	441,344	$53.94	$6.30
     Due to the timing of the end of the month of February, approximately $155,479 of revenue received will be posted in the following month of March in addition to normal receipts during March. Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt. Since the close of business in February and prior to this press release, approximately $1,524,000 in revenue has been received.
     The 2006 tax information packets have been mailed to unitholders as of February 28th. A copy of the 2006 Tax Information booklet is also available on the Trust website.
     For additional information, including the latest financial reports on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 800.365.6541